EXHIBIT 12

                             C&D TECHNOLOGIES, INC.
         COMPUTATION OF RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES
                             (Dollars in Thousands)

                                                        Fiscal year ended January 31,
                                           2002         2003         2004         2005         2006
                                         ------------------------------------------------------------
Earnings (Deficiency)                    $ 68,794     $ 34,575     $ 26,928     $(73,511)    $(35,001)
                                         ------------------------------------------------------------
Total fixed charges                      $  9,314     $  5,664     $  2,997     $  7,187     $ 13,020
                                         ------------------------------------------------------------
Ratio of earnings (deficiency) to
fixed charges                                7.39         6.10         8.98           --           --
Deficiency of earnings to cover
fixed charges                                  --           --           --     $ 80,698     $ 48,021
                                         ============================================================

Computation of Earnings
(Deficiency):
Income/(loss) before income
taxes and minority interest              $ 59,635     $ 28,797     $ 23,769     $(80,787)    $(48,217)
Adjustments to earnings:
Fixed charges (as computed below)           9,314        5,664        2,997        7,187       13,020
Interest capitalized                         (404)        (135)         (81)        (152)         (32)
Amortization of capitalized interest          249          249          243          241          228
                                         ------------------------------------------------------------
Earnings as adjusted                     $ 68,794     $ 34,575     $ 26,928     $(73,511)    $(35,001)
                                         ------------------------------------------------------------

Computation of Fixed
Charges:
Interest expense                         $  7,411     $  4,228     $  1,683     $  5,383     $ 10,909
Capitalized interest                          404          135           81          152           32
Portion of rental expense which is
representative of interest                  1,499        1,301        1,233        1,652        2,079
                                         ------------------------------------------------------------
Total fixed charges                      $  9,314     $  5,664     $  2,997     $  7,187     $ 13,020
                                         ------------------------------------------------------------